EXHIBIT 99.1

Company Contact:	Investor Contact:
Robert Stern (ras@micruscorp.com)	Jody Cain (jcain@lhai.com)
Executive Vice President	Bruce Voss (bvoss@lhai.com)
Micrus Endovascular Corporation	Lippert/Heilshorn & Associates, Inc.
(408) 830-5900	(310) 691-7100
For Immediate Release
MICRUS ENDOVASCULAR REPORTS SIX MONTH REVENUE GROWTH OF 21%
Conference Call Begins at 9:00 a.m. Eastern Time Today
SUNNYVALE, Calif. (November 9, 2005) — Micrus Endovascular Corporation (Nasdaq: MEND) today announced financial results for the three and six months ended September 30, 2005.
Revenues for the second quarter of fiscal 2006 were $6.1 million, up 5% compared with revenues of $5.8 million for the second quarter of fiscal 2005. For the six months ended September 30, 2005, revenues increased 21% to $13.2 million from $11.0 million in the comparable prior-year period. Higher revenues primarily were due to increased sales of microcoil products and, to a lesser extent, sales of accessory devices used in the treatment of cerebral vascular disease. North American revenues for the second quarter of fiscal 2006 grew by 11% to $3.7 million, while European revenues remained essentially unchanged at $2.5 million.
“We are actively executing on our growth strategy, including developing a strong product pipeline and doubling our sales force. We also acquired our lead international distributor and signed a distribution agreement that will support our entry into the Japanese market,” said John Kilcoyne, Micrus Endovascular President and CEO. “With our current product lines we are able to target 40-50% of revenues derived from endovascular coiling procedures. The planned introduction of additional value-added product lines during the next 12 months should allow us to garner 80-90% of each procedure dollar for the first time once all of such product lines are commercially available.
“While sales increased 21% on a year-to-date basis, we believe our more modest sales growth during the second quarter of fiscal 2006 reflects multiple factors,” he added. “Among these are a reorganization of our sales territories due to sales force expansion, enhancements to our European product distribution system that allowed our distributors to lower their on-hand inventory, competitive product introductions, and a change in the Japanese regulatory process that has to date delayed our product approval and subsequent launch. We are addressing all these factors and believe we are making the changes necessary to ensure our future growth. In view of these fiscal second quarter events, we are modifying our guidance for full-year fiscal 2006 revenues to be between $31.0 million and $33.0 million, as compared with previous guidance of between $34.0 million and $36.0 million.

Second Quarter Financial Results
Gross margin for the second quarter of fiscal 2006 was 72%, compared with 66% for the second quarter of fiscal 2005 and 70% for the first quarter of fiscal 2006. The increase in gross margin was primarily due to increased sales of higher-margin products and certain manufacturing efficiencies.
Research and development (R&D) expenses were $2.4 million for the second quarter of fiscal 2006, compared with $424,000 for the comparable period last year. The increase was due primarily to the purchase of the intellectual property (IP) of Vascular FX, higher costs related to in-process technology evaluation and hiring in the R&D department. Sales and marketing expenses for the quarter were $3.0 million, up from $2.0 million for the comparable period last year, due mainly to headcount increases in the Company’s direct sales force and clinical support team. General and administrative expenses for the second quarter of fiscal 2006 were $2.2 million, compared with $2.3 million for the comparable period last year. The decrease was due primarily to lower legal and accounting fees during the second quarter of fiscal 2006. This decrease was partially offset by costs associated with the addition of personnel in finance and administration, as well as the incremental costs of being a public company.
The net loss attributable to common stockholders for the second quarter of fiscal 2006 was $2.8 million, or $0.20 per share, compared with a net loss attributable to common stockholders for the second quarter of fiscal 2005 of $903,000, or $0.65 per share. The net loss for the second quarter of fiscal 2006 included $1.5 million in one-time charges, related primarily to the purchase of the IP of Vascular FX during July 2005. The increase in the net loss per share for the period was partially offset by the increased number of common shares outstanding during the second quarter of fiscal 2006 as a result of the initial public offering (IPO) and the conversion of preferred stock to common stock in the first quarter of fiscal 2006.
Year-to-Date Financial Results
For the six months ended September 30, 2005, Micrus reported revenues of 13.2 million, an increase of 21% compared with revenues of $11.0 million for the six months ended September 30, 2004. Operating expenses for the six months ended September 30, 2005 were $13.4 million, versus $8.6 million for the six months ended September 30, 2004.
The net loss attributable to common stockholders for the six months ended September 30, 2005 was $4.7 million, or $0.56 per share on 8.4 million weighted average shares outstanding, compared with a net loss attributed to common stockholders of $1.5 million, or $1.11 per share on 1.3 million weighted average shares outstanding, in the prior-year period. The net loss for the six months ended September 30, 2005 included $2.6 million in one-time charges, related primarily to the purchase of the IP of Vascular FX during July 2005, technology acquisition expenses for research and development and costs associated with the Company’s employee bonus incentive program, as well as non-cash charges related to certain warrants issued by Micrus prior to its IPO.
As of September 30, 2005, Micrus had cash, cash equivalents and marketable securities of $44.0 million, compared with $18.0 million as of March 31, 2005. The current cash position reflects the net proceeds of $33.2 million from the Company’s IPO, and the net proceeds of $2.6 million from the over-allotment option exercised by the underwriters. Together with the over-allotment shares sold by the Company, the total cash proceeds from the IPO were approximately $35.8 million, net of underwriting discounts and commissions. The current cash position also reflects the purchase of the IP of Vascular FX of $1.5 million and the initial cash consideration of $4.8 million for the purchase of Neurologic UK Ltd. As of September 30, 2005, Micrus had stockholders’ equity of $54.9 million, working capital of $48.2 million and no long-term debt.

Financial Guidance
The Company’s full-year fiscal 2006 revenues are expected to be in the range of $31.0 to $33.0 million, compared with prior guidance of $34.0 to $36.0 million. Revenue growth for the full-year fiscal 2006 versus fiscal 2005 is now expected to be 29% to 38%, compared with prior guidance of 42% to 50% growth . Micrus affirmed that it expects to narrow its operating losses in fiscal year 2006, compared with operating losses in fiscal year 2005.
Conference Call
Micrus management will host an investment-community conference call today beginning at 9:00 a.m. Eastern time (6:00 a.m. Pacific time) to discuss these results and answer questions.
Individuals interested in participating in the conference call may do so by dialing (888) 803-8296 from the U.S., or (706) 679-0753 from outside the U.S. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company’s Web site at www.micruscorp.com.
A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 from the U.S., or (706) 645-9291 from outside the U.S., and entering reservation code 1539682; a webcast replay will be available for 30 days.
About Micrus Endovascular Corporation
Micrus Endovascular develops, manufactures and markets both implantable and disposable medical devices used in the treatment of cerebral vascular diseases. Micrus products are used by interventional neuroradiologists and neurosurgeons primarily to treat cerebral aneurysms responsible for hemorrhagic stroke, a significant cause of death in the United States. The Micrus product line enables physicians to gain access to the brain in a minimally invasive manner through the vessels of the circulatory system. Micrus’ proprietary, three-dimensional microcoils are unique in that they automatically deploy within the aneurysm, forming a scaffold that conforms to a wide diversity of aneurysm shapes and sizes. Micrus also sells accessory devices and products used in conjunction with its microcoils.
Forward-Looking Statements
Micrus, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are predictions by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include the Company’s dependence upon the increased adoption of embolic coiling as a procedure to treat cerebral aneurysms, the Company’s limited operating history and history of significant operating losses, the Company’s involvement in patent litigation with Boston Scientific Corporation, fluctuations in quarterly operating results which are difficult to predict, the Company’s dependence on developing new products or product enhancements, challenges associated with rapid growth, challenges associated with complying with applicable state, federal and international regulations related to sales of medical devices and governing our relationships with physicians and other consultants, the Company’s ability to compete with large, well-established medical device manufacturers with significant resources, the Company’s dependence on obtaining timely U.S. Food and Drug Administration (FDA) as well as applicable international regulatory clearances and approvals for our future products or product enhancements, and other risks as detailed from time-to-time in the Company’s final prospectus dated June 16, 2005 and reports and filings with the Securities and Exchange Commission under the Securities and Exchange Act of 1934. All forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update forward-looking statements.
[Tables to Follow]

MICRUS ENDOVASCULAR CORPORATION
Condensed Consolidated Statement of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended Sept 30,		Six Months Ended Sept 30,
	2005	2004	2005	2004

Revenues	$6,130	$5,833	$13,242	$10,964

Cost of goods sold	1,729	1,998	3,848	3,674

Gross profit	4,401	3,835	9,394	7,290

Operating expenses:
Research and development	2,416	424	3,238	1,070
Sales and marketing	2,990	2,045	5,718	3,963
General and administrative	2,151	2,256	4,460	3,549

Total operating expenses	7,557	4,725	13,416	8,582

Loss from operations	(3,156)	(890)	(4,022)	(1,292)

Interest and investment income	383	57	511	108
Interest expense	(3)	(4)	(9)	(13)
Other expense, net	(55)	71	(549)	(25)

Total other income/(expense)	325	124	(47)	70

Loss before income tax provision	(2,831)	(766)	(4,069)	(1,222)

Provision for income taxes	—	—	—	—

Net loss	(2,831)	(766)	(4,069)	(1,222)

Accretion of redeemable convertible preferred stock to redemption value including beneficial conversion feature	—	(137)	(659)	(274)

Net loss attributable to common stockholders	$(2,831)	$(903)	$(4,728)	$(1,496)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.20)	$(0.65)	$(0.56)	$(1.11)

Weighted-average number of shares used in per share calulations:
Basic and diluted	14,005	1,392	8,383	1,348

MICRUS ENDOVASCULAR CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30,	March 31,
	2005	2005

ASSETS
Current Assets:
Cash and cash equivalents	$40,980	$15,017
Short-term investments	1,991	1,977
Accounts receivable, net	4,120	4,486
Inventories, net	4,814	3,930
Prepaid expenses and other current assets	1,383	524

Total current assets	53,288	25,934

Long term investments	979	977
Property and equipment, net	881	922
Intangible assets, net	5,368	550
Other assets	183	96
Deferred initial public offering costs	—	1,295

Total assets	$60,699	$29,774

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED
STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$1,371	$2,641
Accrued payroll and other related expenses	1,954	1,663
Accrued liabilities	1,795	1,337

Total current liabilities	5,120	5,641
Warrant liability	—	3,201
Other non-current liabilities	640	51

Total liabilities	5,760	8,893

Redeemable convertible preferred stock	—	58,442
Stockholders’ equity (deficit) :
Common stock	141	15
Additional paid-in capital	101,032	4,397
Deferred stock-based compensation	(512)	(630)
Accumulated other comprehensive loss	(295)	(368)
Accumulated deficit	(45,427)	(40,975)

Total stockholders’ equity (deficit)	54,939	(37,561)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$60,699	$29,774

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